Exhibit 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE

AND THIRD QUARTER FINANCIAL RESULTS

Recent Highlights Include:

•                  Development activities with S617 sweet taste modifier are on-track to support regulatory filings

•                  All third quarter milestones for implementing Senomyx’s Direct Sales Initiative were met

•                  Ended quarter with approximately $36 million in cash and investments

SAN DIEGO, CA — November 12, 2013 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the third quarter 2013. The Company ended the third quarter with $35.6 million in cash and highly liquid investments.

“Senomyx made significant progress with our R&D, regulatory, and commercialization efforts during the past quarter,” stated Kent Snyder, the Company’s Chief Executive Officer and Chairman of the Board of Directors. “Although third quarter revenues were below our expectations, which will change our outlook for the year, it is important to note that the progress achieved will serve as a foundation for significant commercial growth as we move into 2014 and 2015.

“We are on-track with development activities to support GRAS (Generally Recognized As Safe) regulatory filings for S617 in the first quarter of 2014.  This unique sweet taste modifier is intended to contribute to an optimal flavor profile in products with reduced sweeteners,” Snyder noted.  “The GRAS designation allows commercialization in the U.S. and a number of other countries, and facilitates approval in much of the rest of the world.

“We are excited about the commercial prospects for S617, which we expect will be used across a wide range of foods and beverages,” Snyder added.  “Senomyx anticipates that S617 will be introduced into products in 2014.”

“Senomyx has achieved all of the third quarter milestones that we set for implementing the new direct sales initiative,” commented John Poyhonen, Senomyx’s President and Chief Operating officer, who will take over as President and CEO effective January 2, 2014, upon the retirement of Kent Snyder as CEO.  “During the past quarter S807, which will be marketed as Savorymyx™ UM80, was added to the Senomyx direct sales product portfolio.  This versatile savory flavor has regulatory approvals in the U.S. and virtually everywhere in the world for use in a wide variety of food products.  Senomyx has established a supply agreement with a global contract manufacturer and we anticipate that commercial-scale quantities will be available during the first half of 2014.

“We are pleased with the advances in the direct sales initiative,” Poyhonen stated. “Since its inception earlier this year, we have established two contract manufacturing agreements, completed the hiring of our initial commercial organization, finalized supply chain and distribution services, and expanded flavor company evaluations of offerings from our Complimyx brand of taste modulation ingredients.  Interest in the Complimyx ingredients and early feedback from the flavor companies have been very positive,” Poyhonen noted.

“Senomyx anticipates that our two new sources of revenue, namely commercialization of S617 and the direct sales initiative, coupled with continuing commercialization of current products by our existing collaborators, will allow the Company to achieve profitability in 2015,” said Poyhonen.  “In addition, we anticipate that these three types of commercial sales will generate approximately $10 million in commercial revenues in 2014 and we are currently forecasting that commercial revenues will grow to approximately $25 million in 2015.”

Commercialization Updates:

Senomyx has created brand names for flavor ingredients that the Company will commercialize under its direct sales initiative.  The umbrella brand for the taste modulation ingredients to be marketed by Senomyx, Complimyx™, was selected to connote the benefits of using these offerings to add value to flavor systems.  Under the Complimyx brand, each taste category is identified separately, such as Sweetmyx™ for Senomyx’s sweet taste modifiers and Savorymyx™ for the Company’s savory flavors.  Specific ingredients within a taste category are referenced using a category code.  For example, the first offering for Senomyx’s direct sales initiative will be Sweetmyx SR96, which is also known as the sucrose modifier S9632.

Senomyx Direct Sales Initiative:  Under the Company’s new direct sales initiative, rather than relying solely on licensing collaborations for commercialization, Senomyx will also sell certain of its pure, also commonly referred to as ‘neat’, ingredients to flavor companies that can incorporate them into proprietary flavor systems for their customers.  Senomyx’s internal commercial organization will handle sales and marketing, as well as supply chain management of third party manufacturers.  The direct sales initiative complements Senomyx’s existing collaborations, which are based on exclusive or co-exclusive commercialization licenses with partners that pay royalties to the Company.

Sweetmyx ingredients are sweet taste modifiers used with other flavors to restore the desired sweet taste of products in which sucrose or other sweeteners have been reduced.  Sweetmyx SR96 (S9632), a sucrose modifier, is currently being evaluated by flavor companies for end-use in non-alcoholic beverages and powdered beverages.  Senomyx expects to receive initial commercial quantities of Sweetmyx SR96 from its contract manufacturer by year-end.  Under the terms of Senomyx’s agreement with Firmenich that was amended earlier this year, after an exclusive first mover period for Firmenich, Senomyx can begin selling other Sweetmyx ingredients for use in food and selected beverage product categories.

Savorymyx flavors each provide a distinct new savory (umami) taste sensation and can be combined with other ingredients to create unique new flavor blends.  They are applicable for a variety of products including sauces, frozen foods, cooking aids, soups, and snack foods, and can be used to reduce or replace added monosodium glutamate (MSG).  Savorymyx UM80 (S807) is being evaluated by flavor companies for use in numerous food and beverage product categories.  Commercial-scale quantities of Savorymyx UM80 will be produced by a global manufacturer and are expected to be available for potential worldwide sales by mid-year 2014.

Royalty-Based Collaborations:  Senomyx has collaborative agreements with several of the world’s leading packaged food, beverage and ingredient companies.  The Company has received commercialization revenues that include royalties on sales of products incorporating its flavor ingredients from Firmenich SA, Nestlé SA, and Ajinomoto Co., Inc.

•                  S6973, a sucrose modifier, is being commercialized in a variety of categories including ready-to-drink and powdered beverages, dairy products and baked goods in the Americas, Southeast Asia, Africa, and Australia.

•                  S2383, a sucralose modifier, is being used primarily in beverage products marketed in North America and Latin America.

•                  S336, a savory flavor, is being used in new and reformulated established products that were launched into the retail, industrial, and food service channels in selected countries within Africa, Asia, Latin America, and the Middle East.

•                  S6821, a bitter blocker, is currently being used in several products in a country in Southeast Asia.

Discovery & Development Program Updates:

Sweet Taste Program:  Senomyx is on-track with development activities to support GRAS (Generally Recognized As Safe) regulatory filings for S617 in the first quarter of 2014.  S617 is a unique sweet taste modifier intended to contribute to flavor systems in a wide range of foods and beverages that have reduced sweeteners.  Senomyx has also identified additional modifiers that possess alternative physical properties that may help expand the potential market for the Company’s sweet taste modifiers portfolio.  Evaluation and prioritization of new sweet taste modifiers that are candidates for development activities are ongoing.  Senomyx’s partners for the Sweet Taste Program are Firmenich and PepsiCo.

The goal of the Natural Products component of Senomyx’s Sweet Taste Program is to discover and develop novel no- or low-calorie natural high intensity sweeteners and natural sweet taste modifiers.  The Company has achieved taste proofs-of-concept with the identification of a natural sucrose modifier and a natural sweetener.  Continuing activities include further expansion of Senomyx’s natural products library, high-throughput screening of these plant-derived samples, and additional taste tests of samples of interest.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol.  Definitive safety studies and other development activities in preparation for future regulatory filings are underway for S2227, a new cooling agent.  Firmenich has exclusive commercialization rights for S2227. Additional new cooling agents are being evaluated for potential future commercialization.

Savory Taste Program: Senomyx received notification that S643, a new savory flavor, has been granted a GRAS designation. S643 is the twelfth flavor ingredient for which the Company has been granted GRAS regulatory approval.  S643 is exclusively licensed to a collaborator for use in Asia, and Senomyx retains all rights to S643 in all other geographies.

Salt Taste Program:  The goal of Senomyx’s Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important research focus for the Company’s longer-term pipeline.  Senomyx is analyzing a proprietary database of proteins found in taste buds to determine the role of a number of proteins that may be relevant to salt taste perception.  The current focus is on targeted analytical approaches to identify specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  Taste bud proteins under investigation include potential lead candidates for the salt taste receptor, as well as proteins that may be involved in the process for signaling the sensory perception of saltiness.

Intellectual Property:  Senomyx continues to be diligent in seeking protection for its intellectual property.  As of September 30, 2013, the Company is the owner or exclusive licensee of 396 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Financial Review:

At September 30, 2013, Senomyx held $35.6 million in cash, cash equivalents and investments available-for-sale.

Total revenues were $6.7 million for the quarter ended September 30, 2013, compared to $7.9 million for the quarter ended September 30, 2012.  Total revenues for the nine months ended September 30, 2013 were $21.9 million, compared to $23.1 million for the nine months ended September 30, 2012.

Development revenues were $5.9 million in the third quarter of 2013 and $7.0 million in the third quarter of 2012.  Development revenues were $18.1 million and $20.2 million for the nine months ended September 30, 2013 and 2012, respectively.  These changes are primarily due to one-time development milestones earned in 2012, including $1.3 million related to our Sweet Taste Program in the third quarter of 2012 and $500,000 related to our Cooling Taste Program in the first quarter of 2012.

Commercial revenues were $867,000 for the third quarter of 2013 compared to $909,000 for the third quarter of 2012.  This difference is primarily due to the reduction of certain minimum annual royalty arrangements, offset in part by increased royalties from our sweet and bitter blocking flavor ingredients.  Commercial revenues for the nine months ended September 30, 2013 increased to $3.8 million from $2.9 million for the nine months ended September 30, 2012.  The increase for the nine-month period primarily reflects increased royalties from our sweet and bitter blocking flavor ingredients.

Cost of commercial revenues was $61,000 for the third quarter of 2013 compared to $64,000 for the third quarter of 2012.  Cost of commercial revenues was $266,000 and $203,000 for the nine months ended September 30, 2013 and 2012, respectively.  These amounts represent royalty payments related to certain in-licensed technologies and are consistent with corresponding variances in commercial revenues.

Research and development expenses, including stock-based compensation expenses, decreased to $7.1 million for the third quarter of 2013 from $7.2 million for the third quarter of 2012.  Research and development expenses were $21.4 million and $21.5 million for the nine months ended September 30, 2013 and 2012, respectively.

General and administrative expenses, including stock-based compensation expenses, were $3.1 million for the third quarter of 2013 and $2.7 million for the third quarter of 2012.  General and administrative expenses for the nine months ended September 30, 2013 were $9.1 million compared to $8.5 million for the corresponding period in 2012.  The increases were primarily due to personnel-related expenses, including recruiting and relocation expenses related to our direct sales initiative.

The net loss for the quarter ended September 30, 2013 was $0.09 per share, compared to $0.05 per share for the quarter ended September 30, 2012.  The net loss for the nine months ended September 30, 2013 was $0.22 per share compared to $0.17 per share for the nine months ended September 30, 2012.

Cash Status:

“Senomyx’s balance sheet includes approximately $36 million in cash and we have no debt.  In addition, we have significant sources of funding from our existing collaborators,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.  “We continue to be well-positioned from a cash flow standpoint to achieve our discovery, development and commercialization objectives, and we have no plans to raise money through the issuance of equity or debt,” Rogers said.

In addition to its quarter-end cash balance, the Company has committed and potential sources of cash including the following:

•                  $18 million from current collaborators for license fees and research and development funding

•                  $30 million in potential milestone payments under current collaborations

•                  $18 million related to collaboration extension options

2013 Guidance:

“Expenditures for 2013 are tracking favorably toward the low end of our guidance range.  Commercial revenues were lower than anticipated in the third quarter, primarily due to the fact that collaborator sales of certain flavor products did not achieve our collaborators’ forecasts, combined with a reduction of minimum annual royalty payments associated with the reacquisition of rights for S807.  Looking forward, we believe our collaborators should be able to provide more accurate estimates as sales patterns are established and there are more repeat orders following product introductions.  Regarding 2013 development revenues, certain milestone revenues previously anticipated in the fourth quarter are now expected in the first quarter of 2014.  Based on these factors, we are modifying our revenue, expense and loss guidance for 2013.  However, importantly, we are maintaining our cash balance guidance as we continue to expect Senomyx will end the year with more than $30 million in cash,” Rogers noted.

For the full year 2013, Senomyx now expects:

•                  Total revenues of $29 million to $30 million, of which approximately $5 million is commercial revenues

•                  Total operating expenses of approximately $41 million, of which an estimated $4 million is non-cash, stock-based compensation expense

•                  Net loss of $11 million to $12 million

•                  Basic and diluted net loss of $0.27 to $0.29 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $30 million

Financial Outlook:

“When modeling our financial forecast, we compartmentalize our commercial revenue opportunities into three broad categories:  Senomyx’s royalty-based collaborations with Firmenich, Nestlé, and Ajinomoto; our direct sales initiative; and our PepsiCo collaboration.  Commercial revenues are modeled based on projections from our collaborators for royalty-based collaborations, plus current best estimates for sales potential from our nascent direct sales initiative.  From these three categories of commercial revenue opportunities, we expect approximately $10 million in commercial revenues in 2014, and approximately $25 million in commercial revenues in 2015.  A key assumption in our projections is that S617 will receive regulatory approval and will be commercialized in 2014.  We anticipate this growth in commercial revenues will be primarily driven by our collaboration with PepsiCo and Senomyx’s direct sales.  In addition, we expect that the successful implementation of our direct sales initiative will begin to yield compelling results over the next two years and products from our Sweet Taste Program will represent a majority of our direct sales.  Furthermore, we expect that our overall gross margin from all sources of commercial revenues will range between 75% and 85% over the next two years,” Rogers stated.

“We intend to provide additional 2014 financial guidance, including insight into our development revenues and expense projections, during our fourth quarter 2013 earnings call to be held in the first quarter of next year.  In terms of profitability timing, based on these assumptions for commercial revenues and our assumptions around development revenues and expenditures, we currently expect that Senomyx will achieve profitability during 2015,” Rogers concluded.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (888) 713-4215, and international callers should dial (617) 213-4867, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 58897057.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PE6TCW8FR. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Senomyx Glossary & Complimyx Brand Names:

Taste modulation ingredients to be marketed under Senomyx’s direct sales initiative will use the Complimyx brand names

SWEET TASTE PROGRAM
Sucralose Modifier S2383	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced

Sucrose Modifier S6973	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

SR96 (S9632)	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

Sweet Taste Modifier S617	Flavor ingredient with modifying properties that is in development; intended to restore the desired taste profile of products in which sweeteners have been reduced

SAVORY / UMAMI TASTE PROGRAM
Savory Flavors S336, S643, & additional ingredients UM80 (S807)	Flavor ingredients that are very versatile and can be used to create new savory blends

BITTER BLOCKERS PROGRAM
Bitter Blockers S6821 S7958

Flavor ingredients with modifying properties that are used in foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM
Cooling Agents S2227	Flavor ingredient that is in development; intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in an effort to discover and develop natural high-potency sweeteners.  Under its direct sales initiative, Senomyx is beginning to sell certain of its Complimyx™ brand flavor ingredients, Sweetmyx™ and Savorymyx™, to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2013, 2014 and 2015; the anticipated completion of development activities for S617 and the assumption that S617 will receive regulatory approval in 2014; our expectation that S617 will be commercialized in 2014; the anticipated funding under existing collaboration agreements, including projected extensions of research funding by our collaborators; the anticipated availability of commercial quantities of Sweetmyx SR96 by the end of 2013 and subsequent achievement of first commercial sale; the anticipated availability of commercial quantities of Savorymyx UM80 during the first half of 2014; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales initiative; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: development activities for newer flavor ingredients, including S617, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold, and in particular S617 may not receive regulatory approval when expected, or at all; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; large companies, such as PepsiCo, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has no experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales strategy; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues, and existing collaborators may not elect to extend the research funding under those collaborations as anticipated; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx is dependent on third parties to manufacture commercial quantities of Sweetmyx SR96 and Savorymyx UM80; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale or at anticipated costs; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$5,862	$7,007	$18,085	$20,247
Commercial revenues	867	909	3,793	2,882
Total revenues	6,729	7,916	21,878	23,129

Operating expenses:
Cost of commercial revenues	61	64	266	203
Research and development (including $418, $438, $1,188 and $1,362, respectively, of non-cash stock-based compensation)	7,053	7,152	21,401	21,458
General and administrative (including $607, $640, $1,711 and $1,932, respectively, of non-cash stock-based compensation)	3,098	2,739	9,051	8,498
Total operating expenses	10,212	9,955	30,718	30,159

Loss from operations	(3,483)	(2,039)	(8,840)	(7,030)

Other income	8	12	28	57

Net loss	$(3,475)	$(2,027)	$(8,812)	$(6,973)

Basic and diluted net loss per share	$(0.09)	$(0.05)	$(0.22)	$(0.17)

Weighted average shares used in computing basic and diluted net loss per share	40,674	39,982	40,589	39,908

Condensed Balance Sheets

(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$35,557	$41,823
Other current assets	2,092	3,547
Property and equipment, net	6,294	7,910
Total assets	$43,943	$53,280

Accounts payable, accrued expenses and other current liabilities	$5,608	$6,538
Deferred revenues	13,153	15,580
Deferred rent	1,188	1,321
Leasehold incentive obligation	3,373	4,113
Stockholders’ equity	20,621	25,728
Total liabilities and stockholders’ equity	$43,943	$53,280